Exhibit 99.1

July 8, 2015	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Cherokee Ballard 405-551-6738

Oklahoma Natural Gas Request Recovery of Investments
and Costs for Providing Service

OKLAHOMA CITY – July 8, 2015 – ONE Gas, Inc. (NYSE: OGS) announced today that its Oklahoma Natural Gas division filed a request with the Oklahoma Corporation Commission (OCC) for an increase in base rates, reflecting system investments and operating costs necessary to maintain the safety and reliability of its natural gas distribution system.

Oklahoma Natural Gas is the state’s largest natural gas utility, serving more than 850,000 customers across three-quarters of the state of Oklahoma.

Oklahoma Natural Gas' request, if approved, represents an increase of $50.4 million in base rates and would result in a typical residential customer paying $4.98 per month more for the utility's natural gas delivery service.

"Our number one priority is safety. In order to continue to provide a safe, reliable energy choice to our customers, we continually reinvest in our infrastructure and upgrade our technology to maintain the integrity of our system," said Pierce H. Norton II, ONE Gas president and chief executive officer.

"We understand the impact rate increases can have on our customers as we manage expenses to keep energy costs at reasonable levels," said Norton. The company will continue to assist customers through offerings such as the Average Payment Plan and Energy-Efficiency Program. Customers may also visit www.oklahomanaturalgas.com for energy-saving information and helpful tools.

In accordance with Oklahoma law, the OCC has 180 days to consider Oklahoma Natural Gas' proposed rate changes.

ONE Gas, Inc. (NYSE: OGS) is a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. (NYSE: OKE) in 1980. On January 31, 2014, ONE Gas officially separated from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas utility.

ONE Gas trades on the New York Stock Exchange under the symbol “OGS,” and is included in the S&P MidCap 400 Index.

-more-

Exhibit 99.1

Oklahoma Natural Gas Requests Recovery of Investments and Costs for Providing Service

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas is headquartered in Tulsa, Okla., and its companies include the largest natural gas distributor in Oklahoma and Kansas, and the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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